Exhibit 99

                  [LaPorte, Sehrt, Romig & Hand Letterhead]


September 28, 2005


The Audit Committee of the Board of Directors
Home Federal Bancorp, Inc. of Louisiana
624 Market Street
Shreveport, Louisiana 71101-3643

Dear Audit Committee Members:

This statement is provided in connection with the filing of Home Federal Bancorp, Inc. of Louisiana (the "Company") under Rule 12b-25 of the Rules and Regulations of the Securities and Exchange Act of 1934, as amended. We have been engaged as the Company's independent registered public accounting firm to audit the Company's consolidated statements for the year ended June 30, 2005.

We commenced the audit of the Company's consolidated financial statements and anticipated completing well in advance of the prescribed filing date for the Company's Annual Report on Form 10-KSB. As a result of the impact of Hurricane Katrina on our main offices in Metairie, Louisiana, we have not been able to complete the required scope of the audit and review procedures necessary for us to render our report on the Company's consolidated financial statements to be included in its Annual Report on Form 10-KSB prior to the September 28, 2005 prescribed filing date.

Very truly yours,


/s/ LaPorte, Sehrt, Romig & Hand

A Professional Accounting Corporation